Lease Agreement

Party A:	Zhong Haibin

Party B:	Chongqing CAT9 Industrial Co., Ltd

Party B leases the property managed by Party A, and both parties agree to the following articles:

The location of the property: Floor 20, Unit 1, Building 3, Dading Century Square, Wuhou District, Chengdu City

1. The lease is a certificate of Party B to obtain the right to use the leased property. Both Party A and B have the obligation to comply with the relevant national housing laws and the housing policies and decrees of the city.

2. The property is free of charge for Party B to use until June 30th, 2018. From July 1st, 2018 on, the rent will be 10000 RMB per month.

3. Party A may terminate the lease and recover the property if Party B has any of the following circumstances, :

3.1 Transfer the property, lend or exchange without authorization;

3.2 Change the lessee's purpose without the consent of Party A;

3.3 Arrears of rent for more than three months without reason.

4. Party A shall inspect and repair the property and equipment according to the repair standards to ensure the safety and normal use. When Party A repairs the property, Party B should actively assist, and shall not hinder the construction. Under normal circumstances, if the inspection fails and the repair is not timely, so that the collapse of the property and the economic losses happen to Party B, Party A shall be responsible for the compensation.

5. When Party A identifies the property danger, and cannot continue to be used, and must be vacated, Party B should move out on time, and its housing is solved by Party A. Party B shall be responsible for all the losses caused by its delay and non-migration.

6. Party B has the priority to lease the property after renovation by Party A, but should sign an agreement in advance.

7. Party B shall take care of the leased property and interior decoration equipment, and pay attention to fire prevention and anti-freezing. In case of damage, Party B shall be responsible for the repair or compensation. Party B shall take care of the public buildings and facilities, such as staircases, doorways, corridors and so on, in case of damage.

8. Party B shall not alter or add any property or equipment without permission. If necessary, Party B can do this only after it get the permission of Party A or sign another agreement with Party A in advance. Otherwise, Party B shall be responsible for restoring the original condition.

9. Party B shall notify Party A within seven days before expiration, and do the following procedures:

9.1 Pay the rent and the compensation payable.

9.2 Housing and decoration equipment in accordance with the lease.

9.3 Cancellation of lease.

10. Party B shall terminate the lease when the property managed by Party A is returned back to its owner.

11. Party A shall terminate the lease when the property leased by Party B shall be used for national construction and some special needs. The property required by Party B shall be dealt with in accordance with the relevant provisions.

12. This Agreement shall be held by both parties. If there are no matters concerned, both parties can negotiate and deal with it.

Party A:	Party B: Chongqing CAT9 Industrial Co., Ltd

Representative: Zhong Haibin	Representative: Ju Junfei

Date: 2017.10.15	Date: 2017.10.15

Zhong Haibin